Exhibit h 6 b iii

ECLIPSE FUNDS INC.	SHAREHOLDER SERVICES PLAN
FOR CLASS R1 SHARES

SCHEDULE A
(as of October 28, 2009)

CASH RESERVES FUND
EPOCH U.S. ALL CAP FUND
INDEXED BOND FUND
INTERMEDIATE TERM BOND FUND
S&P 500 INDEX FUND
SHORT TERM BOND FUND
RETIREMENT 2010 FUND
RETIREMENT 2020 FUND
RETIREMENT 2030 FUND
RETIREMENT 2040 FUND
RETIREMENT 2050 FUND